SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [  ]
Check the appropriate box:
[X] Preliminary proxy statement*
[  ] Definitive proxy statement
[  ] Definitive additional materials
[  ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VESTIN GROUP, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

N/A

(2)	Form, schedule or registration statement no.:

N/A

(3)	Filing party:

N/A

(4)	Date filed:

N/A

VESTIN GROUP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2004

TO THE STOCKHOLDERS OF VESTIN GROUP, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Vestin Group, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 22, 2004, at 3:00 p.m. Pacific Time at the Palace Station Hotel and Casino, 2411 W. Sahara Ave., Las Vegas, Nevada 89102, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect five directors to serve on the Company’s Board of Directors until the 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Moore Stephens Wurth Frazer and Torbet, LLP as independent auditors of the Company for the fiscal year ending December 31, 2004;

3.	To approve an amendment to the Company’s Certificate of Incorporation which will effect a reverse stock split of the Company’s outstanding common stock by a ratio of 2 to 1; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The foregoing matters are described in more detail in the enclosed proxy statement. The Company’s Board of Directors has fixed the close of business on May 25, 2004, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection on the day of the meeting at the place of the Annual Meeting.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

     PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD.

By Order of the Board of Directors,

Michael V. Shustek
Chairman of the Board, Chief Executive Officer and President

Las Vegas, Nevada
June    , 2004

GENERAL INFORMATION ABOUT VOTING
STOCKHOLDER PROPOSALS
MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL NO. 1
PROPOSAL NO. 2
PROPOSAL NO. 3
OTHER MATTERS
MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION AND RELATED INFORMATION
EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS
EQUITY COMPENSATION PLAN INFORMATION
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
CERTAIN TRANSACTIONS
OTHER MATTERS

VESTIN GROUP, INC.
2901 El Camino Avenue
Las Vegas, Nevada 89102
(702) 227-0965

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2004

     The enclosed proxy is solicited on behalf of the Board of Directors of Vestin Group, Inc., a Delaware corporation (the “Company” or “Vestin Group”), for use at the 2004 Annual Meeting of Stockholders (the “2004 Annual Meeting”) to be held on Tuesday, June 22, 2004, at 3:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The 2004 Annual Meeting will be held at the Palace Station Hotel and Casino, 2411 W. Sahara Ave., Las Vegas, Nevada 89102.

     Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the 2004 Annual Meeting and was prepared by management for our Board of Directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about June    , 2004.

GENERAL INFORMATION ABOUT VOTING

Who can attend the meeting?

     Attendance at the 2004 Annual Meeting is limited to the Company’s stockholders. Registration will begin at 2:30 p.m. and each stockholder may be asked to present valid picture identification such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Who can vote?

     You can vote your shares of common stock if our records show that you owned the shares on May 25, 2004. On May 25, 2004, the record date for determination of stockholders entitled to notice of and to vote at the 2004 Annual Meeting,            shares of our common stock, par value $0.0001 per share, were issued and outstanding.

     Holders of common stock will vote at the 2004 Annual Meeting as a single class on all matters. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

     Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the 2004 Annual Meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. If the proxy card is properly signed and returned, the proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote FOR each of the director nominees, FOR ratification of the appointment of Moore Stephens Wurth Frazer and Torbet, LLP to act as the Company’s independent auditors and FOR the amendment to the Company’s Certificate of Incorporation to effect a 2 to 1 reverse stock split.

What if other matters come up at the 2004 Annual Meeting?

     The matters described in this proxy statement are the only matters we know will be voted on at the 2004 Annual Meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares in accordance with the recommendation of the Board of Directors or, if no recommendation has been made, in their own discretion.

Can I change my vote after I return my proxy card?

     Yes. At any time before the vote on a proposal, you can change your vote either by filing with Ira S. Levine, our Secretary, at our principal executive offices at 2901 El Camino Avenue, Las Vegas, Nevada 89102, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. You may also revoke your proxy by attending the 2004 Annual Meeting and voting in person.

Can I vote in person at the 2004 Annual Meeting rather than by completing the proxy card?

     Although we encourage you to complete and return the proxy card, you can attend the 2004 Annual Meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

     If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

     All votes will be tabulated by the inspector of elections appointed for the 2004 Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions. Abstentions are counted as present for purposes of determining whether or not there is a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares, the nominee can vote them as it sees fit on “routine” matters. Proposals Nos. 1 and 2 on the agenda for the 2004 Annual Meeting are considered to be routine.

     We will have a quorum and be able to hold the 2004 Annual Meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

     In the election of directors, the five nominees receiving the highest number of affirmative votes shall be elected. You may not cumulate votes in the election of directors. The affirmative vote of the holders of common stock representing a majority of the voting power present or represented by proxy and voting at the 2004 Annual Meeting is required for the ratification of the auditors. The affirmative vote of a majority of the outstanding stock is required to approve the amendment to our Certificate of Incorporation to effect the 2 to 1 reverse stock split.

Who pays for this proxy solicitation?

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

STOCKHOLDER PROPOSALS

Deadline for Submission of Proxy Materials

     Stockholder proposals that are intended to be presented at our 2005 annual meeting and included in our proxy materials relating to the 2005 annual meeting must be received by Ira S. Levine, Corporate Secretary, Vestin Group, Inc., 2901 El Camino Avenue, Las Vegas, Nevada 89102, no later than                    , 2005, which is 120 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2005 annual meeting.

Deadline for Other Proposals

     If a stockholder wishes to present a proposal at our 2005 annual meeting and the proposal is not intended to be included in our proxy statement relating to the 2005 annual meeting, the stockholder must give advance notice to us prior to the deadline for the annual meeting. In order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than             , which is forty five calendar days following the mailing of the stockholder notice and proxy statement for the 2004 Annual Meeting. However, in the event that the 2005 annual meeting is called for a date which is not within thirty days of the anniversary of the date of the 2004 Annual Meeting, stockholder proposals intended for presentation at the 2005 annual meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the date on which public announcement of the date of the 2005 annual meeting is first made. If a stockholder gives notice of such proposal after                    , then the proxy solicited by the Board of Directors for the 2005 annual meeting will confer discretionary authority to vote on such proposal at that meeting, which may include a vote against such stockholder proposal.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

OVERVIEW OF PROPOSALS

     This proxy statement contains three proposals requiring stockholder action. Proposal No. 1 requests the election of five directors to our Board of Directors. Proposal No. 2 requests ratification of our independent auditors. Proposal No. 3 requests approval of an amendment to our Certificate of Incorporation. Each of the proposals is discussed in more detail in the pages that follow. Michael V. Shustek, who owns more than 50% of our issued and outstanding voting stock, intends to vote for each of the named nominees and in favor of Proposal Nos. 2 and 3.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

     Our Board of Directors has nominated each of the persons listed below for election as a director to serve for a one-year term and until his or her successor is duly elected and qualified. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board of Directors’ five nominees below. Proxies cannot be voted for more than five persons.

     Each nominee for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the 2004 Annual Meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

     The names of the nominees, and certain information about them, are set forth below.

		Director
Name	Age	Since	Position
Michael V. Shustek	45	1999	Chairman of the Board, Chief Executive Officer and President

Lance K. Bradford	37	1999	Chief Financial Officer, Treasurer and Director

Robert J. Aalberts (1)	53	1999	Director

David Chavez(1)	39	2003	Director

Roland M. Sansone(1)	49	2003	Director

(1)	Member of the Audit Committee and the Compensation Committee

Michael V. Shustek has been a director of Vestin Mortgage, Inc., a subsidiary of Vestin Group, and Chairman of the Board of Directors, Chief Executive Officer and a director of Vestin Group since April 1999. In February 2004, Mr. Shustek became the President of Vestin Group. Mr. Shustek also serves on Vestin Mortgage’s loan committee. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Mortgage. In 1995, Mr. Shustek founded Del Mar Mortgage, Inc., and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors and which continues today as the primary vehicle for his private investment portfolio. In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada’s history. Mr. Shustek has co-authored two books entitled, “Trust Deed Investments,” on the topic of private mortgage lending, and “If I Can Do It, So Can You.” Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas. Mr. Shustek is the former husband of Ms. Shustek, the Vice President of Vestin Mortgage.

Lance K. Bradford has served as Treasurer and director of Vestin Group since April 1999. In addition, Mr. Bradford was appointed Chief Financial Officer of Vestin Group in February 2004 and serves on Vestin Mortgage’s loan committee. Mr. Bradford also served as President of Vestin Group from January 2001 until February 2004. Mr. Bradford previously held the office of Chief Financial Officer from 1999 to September 2002. Mr. Bradford also acts as the functional equivalent of a Chief Financial Officer for three mortgage funds managed by Vestin Mortgage, Vestin Fund I, LLC, Vestin Fund II, LLC and Vestin Fund III, LLC. Mr. Bradford was also the Corporate Secretary of Vestin Group from 1999 to 2000. Since 1992, Mr. Bradford has been a partner in L.L. Bradford & Company, Las Vegas, Nevada, a Certified Public Accounting firm that he founded. From 1988 to 1991, Mr. Bradford served as an accountant with Ernst & Young International. Mr. Bradford received a Bachelor of Science degree in Accounting from the University of Nevada, in Reno, Nevada.

Robert J. Aalberts has been a director of Vestin Group since April 1999. Since 1991, Professor Aalberts has held the Ernst Lied Professor of Legal Studies professorship at the University of Nevada, Las Vegas. From 1984 to 1991, Professor Aalberts was an Associate Professor of Business Law at Louisiana State University in Shreveport, Louisiana. From 1982 through 1984, Professor Aalberts served as an attorney for Gulf Oil Company. Professor Aalberts has co-authored a book relating to the regulatory environment, law and business of real estate; and he is the author of numerous legal articles, dealing with various aspects of real estate, business and the practice of law. Professor Aalberts received his Juris Doctor degree from Loyola University, in New Orleans, Louisiana, received his Masters of Arts from the University of Missouri in Columbia, Missouri and received a Bachelor of Arts degree in Social Sciences, Geography from the Bemidji State University in Bemidji Minnesota. He is admitted to the State Bar of Louisiana but is presently on inactive status.

David Chavez has served as a director since November 2003. Mr. Chavez has served as the chief executive officer of Chavez & Koch, a business consulting and certified public accounting firm since 1996. Prior to 1996, Mr. Chavez served in both the tax and audit practices of Arthur Andersen. Mr. Chavez serves as the chairman of the Henderson Chamber of Commerce’s Business Action Committee. Mr. Chavez received his Bachelor of Science in Business Administration from the University of Nevada, Las Vegas with a concentration in Accounting. Mr. Chavez is a certified public accountant.

Roland M. Sansone has served as a director since November 2003. Mr. Sansone has served as President of Sansone Development, Inc. since 2002. Sansone Development, Inc. is a real estate development company. Mr. Sansone has been self-employed as a manager and developer of real estate since 1980. Mr. Sansone is currently the president of several companies that develop, own and manage commercial and residential real property. Mr. Sansone attended Mt. San Antonio College.

Board of Directors

     Our Board of Directors is currently composed of five members. Each director currently serves until the next annual meeting of stockholders or until his successor is duly elected and qualified. At each annual meeting of stockholders, the directors’ successors will be elected to serve until the next annual meeting of stockholders.

     Our Board of Directors held six meetings during fiscal 2003. Each of the then current directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which such director served during fiscal 2003.

Board Committees

     Our Board of Directors has two standing committees: the Audit Committee and Compensation Committee.

     Mr. Shustek owns more than 50% of the voting power and, accordingly, we are a controlled company as defined under Rule 4350(c)(5) of the NASDAQ Marketplace Rules. Therefore, we are exempt from the requirements of Rule 4350(c) with respect to (i) the requirement to have a majority of independent directors, (ii) the compensation of the executive officers being determined by a majority of the independent directors or a compensation committee being comprised solely of independent directors, and (iii) director nominees being selected or recommended for the board of director’s selection, either by a majority of the independent directors, or a nominating committee comprised solely of independent directors.

     Audit Committee – The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent accountants. In addition, the Audit Committee reviews with the Company’s management and its independent accountants financial information that will be provided to stockholders and others, the systems of internal controls which management and our Board of Directors have established and our audit and financial reporting processes. The Audit Committee operates under a written Audit Committee Charter adopted by our Board of Directors. The Board of Directors anticipates revising the Audit Committee Charter in the near future to reflect final Nasdaq rules regarding listed company audit committees. Our Audit Committee, consisting of John C. Dawson, Robert L. Forbuss, and Robert J. Aalberts at the time, held a total of four meetings in fiscal 2003. Our current Audit Committee comprised of Robert J. Aalberts, David Chavez and Roland Sansone met in March 2004 in connection with the audit of our 2003 financial statements. The Board of Directors determined that all current members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. (“NASD”) and also meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. In addition, our Board of Directors believes that Mr. Chavez is an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B.

     Compensation Committee – The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our 2000 stock option plan, including the approval of grants under such plan to our employees, consultants and directors. Our Compensation Committee currently consists of Professor Aalberts and Messrs. Sansone and Chavez. The Compensation Committee held a total of one meeting is fiscal 2003.

     Our Board of Directors may establish other committees to facilitate the management of our business.

Code of Ethics

     We have adopted a code of ethics that applies to our executive officers and senior financial and accounting officers. Our code of ethics has been filed as Exhibit 14.1 to our Report on Form 10-KSB filed on March 30, 2004. If we make any substantive amendments to the code of ethics or grant any waiver, including any implicit waiver, from a provision of the code of ethics to our chief executive officer, chief financial officer or chief accounting officer, we will disclose the nature of such amendment or waiver on our website or in a Report on Form 8-K or quarterly or annual report under the Securities and Exchange Act of 1934, as amended.

Director Compensation

     We pay our non-employee directors a retainer of $1,500 for each Board meeting attended in person, $750 per Board meeting attended by telephone conference and $500 for each committee meeting attended, whether in person or by telephone conference. Non-employee directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and committees of the Board of Directors. Each outside director typically receives 15,000 options to acquire the Company’s common stock at the then fair market value on the date the non-employee director is elected to the Board.

     Employee directors do not receive any additional compensation for serving as members of our Board of Directors or any committee of our Board of Directors. Employee directors are eligible to participate in our compensation and benefit plans that are generally available to our other employees, including the receipt of stock options under our 2000 stock option plan and 401(k) Plan.

Vote Required

     The five nominees receiving the highest number of affirmative votes of the outstanding shares of common stock, present or represented by proxy and entitled to be voted for them, shall be elected as directors. Shares withheld from any director are counted for purposes of determining the presence or absence of the quorum, but have no other legal effect under Delaware law.

Recommendation of the Board of Directors

     Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the nominees named above.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     On March 17, 2004, the Audit Committee engaged Moore Stephens Wurth Frazer and Torbet, LLP (“Moore Stephens”) as our independent auditors to conduct the audit of our consolidated financial statements as of and for the year ended December 31, 2003 and December 31, 2002.

     On January 27, 2004, Ernst & Young LLP (“E&Y”) informed the Company and the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) in writing of its decision not to stand for re-election as our independent auditors, effective upon the completion of its audit of our consolidated financial statements as of and for the year ending December 31, 2003.

     On March 14, 2004, E&Y advised the Company that it would not render its report for our consolidated financial statements as of and for the year ended December 31, 2003 until the pending informal inquiry by the Pacific Regional Office of the Securities and Exchange Commission (“SEC”) is substantially resolved. The staff of the SEC has been conducting an informal inquiry into certain matters related to us, Vestin Fund I, LLC, Vestin Fund II, LLC and Vestin Fund III, LLC. The staff of the SEC has not identified the reasons for its inquiry, which remains ongoing as of May 19, 2004. We believe that we have fully complied with SEC disclosure requirements and are fully cooperating with the inquiry. We cannot at this time predict the outcome of the inquiry.

     E&Y’s reports on our financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the 2002 and 2003 fiscal years, and the subsequent interim period through March 17, 2004, there were no disagreements between us and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures, which if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the matter in their reports.

     During the fiscal years ended December 31, 2003 and December 31, 2002, E&Y provided various audit, audit related and non-audit services to us as follows:

	December 31, 2003	December 31, 2002
Audit Fees:	$77,445	$191,660
Audit Related Fees:	$506,746	$176,348
Tax Fees:	$0	$0
All Other Fees:	$0	$0

     Our Audit Committee has considered whether provision of the services described regarding audit related fees, tax fees and all other fees above were compatible with maintaining the independent accountant’s independence and has determined that such services did not adversely affect E&Y’s independence. Moore Stephens did not provide services to us in fiscal 2003 or 2002.

     Representatives of Moore Stephens are expected to be present at the 2004 Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

     The Audit Committee has direct responsibility to review and approve the engagement of the independent auditors to perform audit services or any permissible non-audit services. All audit and non-audit services to be provided by the independent auditors must be approved in advance by the Audit Committee. The Audit Committee may not engage the independent auditors to perform specific non-audit services proscribed by law or regulation. All services performed by independent auditors under engagements entered into on or after May 6, 2003, were approved by the Audit Committee pursuant to its pre-approval policy, and none was approved pursuant to the de minimus exception to the rules and regulations of the Securities and Exchange Commission on pre-approval.

Vote Required

     The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding common stock, present or represented by proxy and voting at the annual meeting is required to ratify the appointment of Moore Stephens Wurth Frazer and Torbet, LLP as our independent auditors for the fiscal year ending December 31, 2004.

Recommendation of the Board of Directors

     Our Board of Directors unanimously recommends that the stockholders vote FOR ratification of the appointment of Moore Stephens Wurth Frazer and Torbet, LLP as our independent auditors for the fiscal year ending December 31, 2004.

PROPOSAL NO. 3

APPROVAL OF THE REVERSE STOCK SPLIT AMENDMENT

     At the 2004 Annual Meeting, you will be asked to approve an amendment of the Certificate of Incorporation, attached hereto as Exhibit A, in order to effect a reverse stock split of our common stock (“Common Stock”). If a majority of the stockholders approve the amendment, the Board of Directors will have the authority, in its sole discretion, to file this amendment.

     Background

     The Board of Directors has approved and is hereby soliciting stockholder approval of an amendment to the Certificate of Incorporation to effect a reverse stock split of 1:2 (the “Reverse Stock Split Amendment”). The par value of the Common Stock would remain unchanged at $0.0001 per share. The number of authorized shares of Common Stock would be reduced by the reverse stock split ratio. If the stockholders approve the Reverse Stock Split Amendment, the Board of Directors will have the authority, in its sole discretion, and without further action on the part of the stockholders, to effect the approved reverse stock split by filing an amendment with the Delaware Secretary of State at any time after the approval of the Reverse Stock Split Amendment and on or before December 31, 2004.

     The Board of Directors has determined that the reverse stock split is in the best interests of the Company and its stockholders. However, the Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to decide not to proceed with the filing of the Reverse Stock Split Amendment, if, at any time prior to the filing of the Reverse Stock Split Amendment, it determines, in its sole discretion, that the reverse stock split is no longer in the best interests of the Company and the stockholders. By approving the Reverse Stock Split Amendment, the Company’s stockholders will be authorizing the Board of Directors to implement the reverse stock split at any time on or before December 31, 2004 or to abandon the reverse stock split at any time prior to implementation. If the Reverse Stock Split Amendment has not been filed with the Delaware Secretary of State by the close of business on December 31, 2004, the Board of Directors will either re-solicit stockholder approval or abandon the reverse stock split.

     Purpose of the Reverse Stock Split

     The Common Stock is currently quoted on The Nasdaq National Market under the symbol “VSTN.” Nasdaq notified us that the Common Stock had failed to maintain a minimum value of publicly held shares of $5 million and the stockholders’ equity required for continued inclusion on the Nasdaq National Market. After reviewing various alternative courses of action, we elected to seek a transfer of the Common Stock to The Nasdaq Small Cap Market. Continued listing on The Nasdaq Small Cap Market requires a minimum stock price of $1.00 per share. The Board of Directors believes that the reverse stock split will increase the likelihood that the Company will be able to maintain its listing on The Nasdaq Small Cap Market. If the Reverse Stock Split Amendment is not approved, it is more likely that the Common Stock will cease to be listed and traded on The Nasdaq Small Cap Market. Such delisting would significantly and adversely affect the trading in and liquidity of the Common Stock. The Board of Directors has considered the potential harm to the Company of a delisting from The Nasdaq Small Cap Market and has determined that a reverse stock split of the Common Stock is the best way of increasing the likelihood of continued compliance with Nasdaq’s minimum share price requirement. The Company currently satisfies, and after the completion of the reverse stock split expects to continue to satisfy, all of the continued listing requirements of The Nasdaq Small Cap Market.

     In addition to maintaining a listing for the Common Stock on The Nasdaq Small Cap Market, the Board of Directors believes that the higher price per share which may result from a reverse stock split may enable certain investors who have minimum share price requirements to invest in the Common Stock. This could further enhance liquidity for our stockholders. However, we can give no assurances that a higher per share price will result in any improvement in the liquidity of the Common Stock.

     Risks Associated with the Reverse Stock Split

     While the Board of Directors believes that the Common Stock would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the Common Stock prior to the reverse stock split times the reverse stock split ratio. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the Common Stock to become less liquid, which could have an adverse effect on the price of the Common Stock. Even if the Company continues to satisfy The Nasdaq Small Cap’s requirement for minimum share price, the Company must continue to satisfy other Nasdaq Small Cap maintenance standards to remain on The Nasdaq Small Cap Market. In addition to the market value of publicly held shares requirement, the Company is required to have (a) stockholders’ equity of $2.5 million or net income of $500,000 or a market value of listed securities of $35 million, (b) at least 500,000 shares publicly held by persons other than officers, directors and beneficial owners of greater than 10% of the Company’s total outstanding shares; (c) market value of publicly held shares of at least $1,000,000, and (e) at least 300 stockholders who own at least 100 shares. We cannot offer any assurance that the Common Stock will continue to meet The Nasdaq Small Cap Market continued listing requirements following the reverse stock split.

     The market price of the Common Stock and the Company’s stockholder equity is based on our performance and other factors, some of which may be unrelated to the number of our shares outstanding. Factors that may cause the Company’s stockholder equity and the market price of the Common Stock to decline include: (a) changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the mortgage industry; (b) fluctuation in interest rates; (c) our prior performance; (d) increased competition for funds and borrowers; (e) increased costs; (f) loss of key members of management; (g) adverse legal actions against the Company; and (h) adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. In addition to the items specifically discussed above, our business and results of operations are subject to the risks and uncertainties described from time-to-time in our registration statements and periodic reports filed with the Securities and Exchange Commission.

     Effective Date of the Reverse Stock Split

     If the Reverse Stock Split Amendment is approved by the stockholders, the reverse stock split will become effective at such time as the Company files an Amendment to our Certificate of Incorporation (the “Amendment”), attached hereto as Exhibit A, which may be filed on or before December 31, 2004. However, even if the reverse stock split is approved by the stockholders, the Board of Directors has discretion to decline to carry out the reverse stock split if it determines that the reverse stock split is no longer in the best interests of the Company and its stockholders.

     Exchange of Stock Certificates and Payment for Fractional Shares

     If the Reverse Stock Split Amendment is approved by our stockholders and the Board of Directors continues to believe that the reverse stock split is in the best interests of the Company and its stockholders, the exchange of shares of the Common Stock will occur at the effective time of the Reverse Stock Split Amendment without any further action on the part of our stockholders and without regard to the date that any stockholder physically surrenders the stockholder’s certificates representing pre-split shares of Common Stock for certificates representing post-split shares. As soon as practicable after the effective date of the Amendment, the Company’s transfer agent, Stock Trans, Inc., will mail transmittal forms to each holder of record of certificates formerly representing shares of the Common Stock that will be used in forwarding certificates for surrender and exchange for certificates representing the number of shares of the Common Stock the holder is entitled to receive as a consequence of the reverse stock split. The transmittal forms will be accompanied by instructions specifying other details of the exchange.

     After receipt of a transmittal form, each holder should surrender the certificates formerly representing shares of the Common Stock and will receive in exchange therefor certificates representing the number of shares of the Common Stock to which the holder is entitled. No stockholder will be required to pay any transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from the Company’s transfer agent. In connection with the reverse stock split, the Common Stock will change its current CUSIP numbers. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-split Common Stock.

     In the event that the number of shares of post-split Common Stock for any stockholder includes a fraction, we will pay that stockholder, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the reverse stock split, based upon the average of the closing bid prices of the Common Stock as reported on The Nasdaq Small Cap Market, or other principal market of the Common Stock during each of the five (5) trading days preceding the effective date of the Reverse Stock Split Amendment. This cash payment represents merely a mechanical rounding off of the fractions in the exchange, and is not a separately bargained-for consideration.

     Similarly, no fractional shares will be issued on the exercise of outstanding warrants and options except as otherwise expressly specified in the documents governing such warrants and options.

     As of the effective time of the Reverse Stock Split Amendment, each certificate representing pre-split shares of Common Stock will, until surrendered and exchanged as described above, be deemed and, for all corporate purposes, will be deemed to represent only the number of post-split shares of Common Stock and the right to receive the amount of cash for any fractional shares as a result of the reverse stock split. However, a stockholder will not be entitled to receive any dividends or other distributions payable by the Company after the Reverse Stock Split Amendment is effective until that stockholder surrenders and exchanges their certificates. If there are any dividends or distributions, they will be withheld, accumulate and be paid to each stockholder, without interest, once that stockholder surrenders in exchange his, her or its certificates.

     U.S. Income Tax Consequences

     The following discussion is a summary of the material anticipated U.S. federal income tax consequences of a reverse stock split of the issued and outstanding shares of Common Stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

     This summary is provided for general information only and does not purport to address all aspects of the possible U.S. federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the U.S. federal income tax consequences to stockholders in light of their individual investment circumstances or to holders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax exempt entities). In addition, this summary does not address any consequences of the reverse stock split under any state, local, or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its tax advisor as to, but not limited to, the following: (a) the effect on his, her or its tax situation of the reverse stock split, including, but not limited to, the application and effect of state, local and foreign income and other tax laws; (b) the effect of possible future legislation or regulations; and (c) the reporting of information required in connection with the reverse stock split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

     We believe that the reverse stock split will constitute a tax-free recapitalization under the Code and that we should not recognize any gain or loss as a result of the reverse stock split. In addition, stockholders should not recognize any gain or loss if they receive only Common Stock upon the reverse stock split. If a stockholder receives cash in lieu of a fractional share of Common Stock that otherwise would be held as a capital asset, the stockholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received and the stockholder’s basis in the fractional share. For this purpose, a stockholder’s basis in the fractional share of Common Stock will be determined in the manner described below as if the stockholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The stockholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of Common Stock.

     We further believe that a stockholder’s aggregate basis of his, her or its post-split shares of Common Stock will equal his, her or its aggregate basis in the pre-split shares of Common Stock owned by that stockholder that are exchanged for the post-split shares of Common Stock. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. However, if a stockholder has used the specific identification method to identify his, her or its basis in pre-split shares of surrendered in the reverse stock split, the stockholder should consult a tax advisor to determine his, her or its basis in the post-split shares. The holding period of the post-split Common Stock received by a stockholder will generally include the stockholder’s holding period for the shares of pre-split Common Stock with respect to which post-split shares of Common Stock are issued, provided that the shares of pre-split Common Stock was held as a capital asset on the date of the exchange.

     Accounting Effects of the Reverse Stock Split

     Following the effective date of the reverse stock split, the par value of the Common Stock will remain at $0.0001 per share. The number of outstanding shares of Common Stock and the number of shares of Common Stock upon exercise or conversion of options, warrants and convertible securities will be reduced by the reverse stock split ratio, taking into account such additional decrease resulting from our repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of the Common Stock, and therefore the stated capital associated with the Common Stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in the Company’s financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings, after the effective date of the Amendment, with the Securities and Exchange Commission and The Nasdaq Small Cap Market. Total stockholders’ equity will remain unchanged.

     No Dissenters’ Rights

     Under Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

     Corporate Matters

     If approved and effected, the reverse stock split would have the following effects:

     • two shares of Common Stock owned by a stockholder before the reverse stock split would be exchanged for one share of Common Stock;

     • based on the reverse stock split ratio, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of Common Stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split; and

     • the number of shares reserved for issuance under our existing stock option plans and employee stock purchase plans will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors.

     The following table shows certain effects of the reverse stock split.

	Pre reverse stock split	Post 2 to 1 reverse stock split
Common Stock Outstanding	5,328,340	2,664,170

Shares of Common Stock Issuable upon exchange of Preferred Stock	1,208,059	604,029

Shares of Common Stock Issuable under the 2000 Stock Option Plan	1,500,000	750,000

Shares of Common Stock Issuable on exercise of warrants	2,000,000	1,000,000

     If approved and effected, the reverse stock split will be effected simultaneously for all of the Common Stock and the ratio will be the same for all of the Common Stock. The reverse stock split will affect all of our stockholders uniformly. The reverse stock split will not change the terms of the Common Stock. The shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects after the reverse stock split. No stockholder’s percentage ownership of Common Stock will be altered except for the effect of the elimination of fractional shares.

     Market Price and Liquidity of Common Stock

     While the Board of Directors believes that the reverse stock split might cause shares of the Common Stock to immediately trade at higher prices than those that have prevailed in recent fiscal quarters, the Company cannot predict with accuracy the actual effect of the reverse stock split upon the market price for the Common Stock. The Company cannot guarantee that the price of the Common Stock after the reverse stock split will increase proportionately to the decrease in the number of outstanding shares. There are numerous factors and contingencies that could adversely affect the value of the Common Stock, including prevailing economic or market conditions, and the Company’s reported results of operations in future fiscal periods. The liquidity of the Common Stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own “odd lots,” which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

     Number of Stockholders; Exchange Act Registration

     The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. Certain holders of Common Stock may no longer hold any whole shares of Common Stock. These holders, to whom we will pay a cash amount in lieu of issuing fractional shares, will cease to be stockholders of the Company. Notwithstanding the fact that the total number of record holders of Common Stock would be reduced by a reverse stock split, the purpose of the proposed stock split is not to reduce the number of record holders. The reverse stock split is not part of a contemplated “going private” transaction under Rule 13e-3 of the Exchange Act, and we will continue to be subject to the periodic reporting requirements of the Exchange Act.

Support for Proposal

     Michael Shustek, our largest stockholder, representing over 50% of the current shares outstanding, has indicated he intends to vote in favor of the Reverse Stock Split Amendment.

Vote Required

     The affirmative vote of the holders of a majority of the Company’s outstanding Common Stock is required to approve amendment to our Certificate of Incorporation to effect the 2 to 1 reverse stock split.

Recommendation of the Board of Directors

     Our Board of Directors unanimously recommends that the stockholders vote FOR the Amendment to our Certificate of Incorporation to effect the 2 to 1 reverse stock split.

OTHER MATTERS

     Our Board of Directors knows of no other business that will be presented at the 2004 Annual Meeting. If any other business is properly brought before the 2004 Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board of Directors or if no recommendation has been in their own discretion. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

MANAGEMENT

Executive Officers, Directors and Other Key Employees

     The following table sets forth certain information regarding our executive officers, directors and other key employees as of May 15, 2004.

Name	Age	Position
Michael V. Shustek	45	Chairman of the Board, Chief Executive Officer and President

Lance K. Bradford	37	Chief Financial Officer, Treasurer and Director

Ira S. Levine	43	Secretary

Michael J. Whiteaker	54	Vice President of Regulatory Affairs

Peggy Shustek	34	Vice President of Vestin Mortgage, a subsidiary of Vestin Group

Daniel Stubbs	42	Senior Vice President, Underwriting of Vestin Mortgage, a subsidiary of Vestin Group

Robert J. Aalberts (1)	53	Director

David Chavez (1)	39	Director

Roland M. Sansone (1)	49	Director

(1)	Member of the Audit Committee and Compensation Committee

Management

     Ira S. Levine has been the Corporate Secretary of Vestin Group since January 2001. Mr. Levine also served as Executive Vice President of Legal and Corporate Affairs from September 2000 to December 2003. Since July of 2003, Mr. Levine has been a partner of Levine, Garfinkel & Katz, LLP. From 1997 to 2003, Mr. Levine was a partner in the law firm of Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP. Prior to that he was a shareholder in the law firm of Levine, McBride & Garfinkel, LLP. From 1995 to 1997, Mr. Levine was a shareholder in the law firm of Quartes & Brady LLP, formerly known as Streich Lang. Prior to that, Mr. Levine was senior vice president, secretary and general counsel of United Gaming, Inc. now known as Alliance Gaming, Inc. Mr. Levine started his legal career with the law firm of McKenna Long & Aldridge LLP formerly known as McKenna, Conner & Cuneo in Los Angeles, California. Mr. Levine received his BS in Business Administration specializing in accounting from the University of Nevada in 1982, his Juris Doctor from Pepperdine University School of Law in 1985 and his Masters of Legal Letters in Taxation from New York University in 1986. Mr. Levine is a member of the state bars of both Nevada and California.

     Michael J. Whiteaker has been Vice President of Regulatory Affairs of Vestin Group since May 14, 1999 and is experienced in the banking and finance regulatory fields, having most recently served with the State of Nevada, Financial Institution Division from 1982 to 1999 as its Supervisory Examiner, responsible for the financial and regulatory compliance audits of all financial institutions in Nevada. Mr. Whiteaker has worked extensively on matters pertaining to both state and federal statutes, examination procedures, policy determination and credit administration for commercial and real estate loans. From 1973 to 1982, Mr. Whiteaker was Assistant Vice President of Nevada National Bank, responsible for a variety of matters including loan review. Mr. Whiteaker attended the University of Nevada in Reno, Nevada.

     Peggy Shustek has been with Vestin Group since September 1995, and is currently Vice President of Vestin Mortgage. Ms. Shustek served as President of Vestin Mortgage from January 2001 to February 2004. From 1997 to 2000, Ms. Shustek was the Senior Vice President of Vestin Mortgage. Ms. Shustek is responsible for all new and existing clients, loan packages and manages investor relationships and serves as the administrator of the corporate offices. Ms. Shustek has over ten years of experience in title, escrow and private lending. Ms. Shustek is the former wife of Mr. Shustek, our Chief Executive Officer, President and Chairman.

     Daniel B. Stubbs has been the Executive Vice President, Underwriting of Vestin Mortgage since January 2000. Mr. Stubbs is responsible for analyzing the risks of each loan as well as prescribing Title Insurance coverage for each individual transaction. In addition, Mr. Stubbs serves on the loan committee and acts as a liaison between Vestin Mortgage and the various banks that carry its lines of credit. Mr. Stubbs has over 13 years experience in the Title Insurance industry. Mr. Stubbs received his Bachelor of Arts in Communications Studies from the University of Nevada, in Las Vegas, Nevada.

Current Directors Standing for Re-election

     Michael V. Shustek. See “Proposal No. 1: Election of Directors” for Mr. Shustek’s biography.

     Lance Bradford. See “Proposal No. 1: Election of Directors” for Mr. Bradford’s biography.

     Robert J. Aalberts. See “Proposal No. 1: Election of Directors” for Professor Aalberts’ biography.

     David Chavez. See “Proposal No. 1: Election of Directors” for Mr. Chavez’s biography.

     Roland M. Sansone. See “Proposal No. 1: Election of Directors” for Mr. Sansone’s biography.

Relationships Among Executive Officers and Directors

     Our executive officers are appointed by our Board of Directors on an annual basis and serve until their successors have been duly appointed and qualified. Michael Shustek, our Chairman, Chief Executive Officer and President, is the former husband of Peggy Shustek, Vice President of Vestin Mortgage. There are no other family relationships among any of our directors or executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the Securities and Exchange Commission. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 4 or 5 were required for such persons, we believe that, for our 2003 fiscal year, our executive officers and directors timely filed all reports required under Section 16(a) for such fiscal year.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following Summary Compensation Table sets forth the compensation paid or awarded for the fiscal year ended December 31, 2003 to Vestin Group’s and Vestin Mortgage’s Chief Executive Officers and the next most highly compensated executive officers whose compensation for the fiscal year ended December 31, 2003 exceeded $100,000. The individuals included in the following table are collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(4)	($)	(#)	($)	($)
Michael V. Shustek	2003	720,000	305,000	0	0	500,000	0	0
Chief Executive Officer	2002	793,500	0	0	0	500,000	0	0
of the Company	2001	852,000	20,529	0	0	500,000	0	0
Stephen J. Byrne (1)	2003	200,000	166,000	0	0	0	0	0
Chief Operations Officer	2002	361,100	14,175	0	0	100,000	0	0
of the Company and Chief Executive
Officer of Vestin Mortgage	2001	332,908	22,406	0	0	0	0	0
Lance K. Bradford	2003	200,000	122,000	0	0	0	0	0
Treasurer of the Company	2002	302,160	0	0	0	200,000	0	0
	2001	296,500	2,597	0	0	0	0	0
Peggy Shustek	2003	160,000	43,000	0	0	0	0	0
Vice President of Vestin	2002	176,100	62,009	0	0	63,334	0	0
Mortgage(2)	2001	132,667	29,000	0	0	35,000	0	0
John Alderfer	2003	178,750	0	0	0	0	0	0
Chief Financial Officer(3)	2002	175,000	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0
Daniel B. Stubbs	2003	121,800	20,685	0	0	0	0	0
Senior Vice President,	2002	128,174	70,000	0	0	50,000	0	0
Underwriting of Vestin Mortgage	2001	90,000	49,395	0	0	10,000	0	0

(1)	Mr. Byrne resigned his position as Chief Operations Officer of the Company and as Chief Executive Officer of Vestin Mortgage in 2003. Mr. Byrne’s 2003 compensation represents his total annual compensation. Mr. Byrne’s prorated salary was $191,666 and he received $180,000 in severance by the Company in 2003 and $180,000 in January of 2004. The compensation for Mr. Byrne includes compensation for services rendered to Vestin Mortgage, Inc. as its Chief Executive Officer.

(2)	The compensation for Ms. Shustek includes compensation for services rendered to Vestin Mortgage and Vestin Capital, Inc. All of Ms. Shustek’s 2003 compensation was paid directly by Vestin Capital, Inc., and all of her 2002 compensation was paid for by Vestin Mortgage, and Vestin Mortgage and Vestin Capital each paid 50% of her compensation in 2001.

(3)	Mr. Alderfer joined Vestin Group in September 2002 and resigned his position as Chief Financial Officer of the Company in February 2004. Mr. Alderfer’s 2002 compensation represents his total annual compensation. Mr. Alderfer’s prorated salary was $43,750 and he received a bonus of $500. Mr. Alderfer received $102,500 in severance by the Company in February of 2004.

(4)	The Company makes available from time to time to its executive officers perquisites, including use of Company owned condominiums and automobiles. However, none of the Named Executive Officers received other annual compensation exceeding the lesser of $50,000 or 10% of their salary and bonus for the relevant year.

Option Grants in Last Fiscal Year

The following Option and Warrant/ SAR Grants Tables set forth the individual grants of stock options made in fiscal 2003 to Vestin Group’s Named Executive Officers named in the Summary Compensation Table above.

Option & Warrant/ SAR Grants in Fiscal Year 2003
(Individual Grants)

	Number of	Percent of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees	Base	Expiration
Name	Granted(#)	in Fiscal 2003(%)	Price($/SH)	Date
Michael V. Shustek	500,000	98.1%	$2.03	12/12/2013

Aggregated Option Exercises and Fiscal Year-End Values

     The following table sets forth information with respect to each of our Named Executive Officers named in the Summary Compensation Table concerning the exercise of stock options during the 2003 fiscal year and the number of shares subject to unexercised stock options held at the close of such fiscal year. No stock appreciation rights were exercised during the 2003 fiscal year, and no stock appreciation rights were outstanding at the close of such year.

     In the following table, “Value Realized” is equal to the difference between the fair value of the shares at the time of exercise and the exercise price paid for the shares and the “Value of Unexercised In-The-Money Options” is based the closing selling price per share at the close of the 2003 fiscal year less the exercise price payable per share. Options are “In-the-Money” if the fair market value of the underlying options exceeds the exercise price of the option.

			Number of Shares of Common		Value of Unexercised
			Stock Underlying Unexercised		In-the-Money Options
			Options at December 31, 2003		at December 31, 2003
	Shares
	Acquired on	Value			Exercisable	Unexercisable
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	($)	($)
Michael V. Shustek	—	—	2,000,000	—	265,000	—
Stephen J. Byrne	—	—	133,330	—	—	—
Lance K. Bradford	—	—	66,660	133,340	—	—
Peggy Shustek	—	—	66,109	42,225	—	—
John Alderfer	—	—	16,665	33,335	—	—
Daniel Stubbs	—	—	31,665	33,335	—	—

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

In December 1999, we entered into an Employment Agreement with Michael V. Shustek to serve as our Chief Executive Officer. Pursuant to the agreement, Mr. Shustek is entitled to receive a minimum annual salary of $720,000 and such additional salary as our Board of Directors deems appropriate. Mr. Shustek is also entitled to receive an automobile allowance in the amount of $1,000 per month during the term of the agreement. The agreement additionally provides that Mr. Shustek is to receive warrants to purchase up to 500,000 shares of our common stock each year during the term of the agreement. The agreement terminates on November 30, 2002, but will continue for successive one year periods unless either we or Mr. Shustek provide thirty days’ notice. In February 2004, Mr. Shustek assumed the title of President along with the day-to-day operational responsibilities associated with that position.

On January 1, 2003, we entered into an Employment Agreement with Lance K. Bradford to serve as our President. Pursuant to the agreement, Mr. Bradford is entitled to receive an initial annual salary of $200,000 and performance bonuses as our Board of Directors deems appropriate. Mr. Bradford is also entitled to receive an automobile and living allowance in the amount of $1,000 per month during the term of the agreement. The agreement also provides that Mr. Bradford will be entitled to an amount equal to the lesser of six months’ salary or the salary due for the remaining term of his agreement in the event that Mr. Bradford is terminated without Cause, as such term is defined in the agreement. The agreement terminates December 31, 2008 but will continue for successive one year periods unless either we or Mr. Bradford provide thirty days’ notice. In February 2004, Mr. Bradford relinquished his title of President in order to devote all of his energies as our new Chief Financial Officer.

Peggy Shustek entered into an Employment Agreement with Vestin Mortgage, with an effective date of September 1, 2001, to serve as its President. Pursuant to the agreement, Ms. Shustek is entitled to receive an initial annual salary of $160,000, subject to review by the Board of Directors of Vestin Mortgage. Ms. Shustek is also eligible for bonuses but subject to the discretion of Vestin Mortgage’s Board of Directors. The agreement additionally provides that Ms. Shustek is to receive an amount equal to twelve months’ salary if Vestin Mortgage terminates the agreement without Cause, as such term is defined in the agreement. The agreement terminates on August 31, 2004 but will continue for successive one year periods unless either Vestin Mortgage or Ms. Shustek provides thirty days’ notice. In February 2004, Ms. Shustek relinquished her current title and became Vice President of Vestin Mortgage.

On October 14, 2003, we entered into a Separation Agreement and Release with Steve Byrne under which we and mutually agreed to terminate Mr. Byrne’s employment with us and certain of our affiliates, effective November 30, 2003. Under the terms of the agreement, Mr. Byrne received a payment of $180,000 upon the execution of the agreement and an additional $180,000 on or before January 31, 2004. The agreement also provides that Mr. Byrne may exercise his vested stock options to purchase shares of our common stock through the remaining term set forth in his option agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

			Number of Securities
			Remaining Available for
	Number of Securities to be		Future Issuance Under
	Issued Upon Exercise of	Weighted-average Exercise	Equity Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Stockholders (1)	1,129,330	$5.57	370,670 (2)
Equity Compensation Plans Not Approved by Stockholders	2,000,000 (3)	$4.53	—

Total	3,129,330		370,670

(1)	Consists of the 2000 Stock Option Plan, as amended in 2002.

(2)	Consists of shares available for future issuance under the 2000 Stock Option Plan. As of December 31, 2003, an aggregate of 370,670 shares of our common stock were available for issuance under the 2000 Stock Option Plan.

(3)	Consists of 2,000,000 warrants of which 500,000 has been granted each year for the past four years to Mr. Shustek pursuant to his employment agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership

The following table indicates the beneficial ownership of Vestin Group’s voting securities by each person known by Vestin Group to be the beneficial owner of more than 5% of such securities, as well as the securities of Vestin Group beneficially owned by all officers and directors of Vestin Group as of April 15, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or that will become exercisable within 60 days of April 15, 2004, are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

		Percentage of
	Common Stock	Common Stock
Name	Beneficially Owned	Beneficially Owned(1)
Michael V. Shustek, Chairman, Chief Executive Officer and President	5,164,199(2)	70.5%
of Vestin Group and Chief Executive Officer and President of Vestin
Mortgage
2901 El Camino Avenue
Las Vegas, Nevada 89102

Ira S. Levine, Corporate Secretary of Vestin Group	175,100(3)	3.2%
2901 El Camino Avenue
Las Vegas, Nevada 89102

Peggy Shustek, Vice President of Vestin Mortgage	110,984(4)	1.8%
2901 El Camino Avenue
Las Vegas, Nevada 89102

Lance K. Bradford, Treasurer, Chief Financial Officer and Director of	97,160(5)	*
Vestin Group and Chief Financial Officer, Treasurer, Secretary and
Director of Vestin Mortgage
2901 El Camino Avenue
Las Vegas, Nevada 89102

Daniel Stubbs, Senior Vice President, Underwriting of Vestin	34,325(6)	*
Mortgage
2901 El Camino Avenue
Las Vegas, Nevada 89102

Michael J. Whiteaker, Vice President of Regulatory Affairs of Vestin Group	50,200(7)	*
2901 El Camino Avenue
Las Vegas, Nevada 89102

			Percentage of
	Common Stock		Common Stock
Name	Beneficially Owned		Beneficially Owned(1)
Robert J. Aalberts, Director of Vestin Group	16,700	(8)	*
2901 El Camino Avenue
Las Vegas, Nevada 8910

David Chavez, Director of Vestin Group	0		*
2901 El Camino Avenue
Las Vegas, Nevada 89102

Roland M. Sansone, Director of Vestin Group	0		*
2901 El Camino Avenue
Las Vegas, Nevada 89102

Bernard Greenblatt Trust U/A/D 7/15/96, Bernard Greenblatt, Trustee
880 Buffwood Avenue
Las Vegas, Nevada 89123	373,355	(9)	7.0%

The Redd 1996 Trust, William Si Redd, Trustee	834,704	(10) (11)	15.7%
2340 Camero Avenue
Las Vegas, Nevada 89123

All directors and executive officers as a group (9 persons)(12)	5,648,668		73.3%

*	Less than 1%

(1)	Based upon 5,328,340 shares outstanding on April 15, 2004.

(2)	Includes warrants to purchase up to 2,000,000 shares of Common Stock within 60 days of April 15, 2004.

(3)	Includes options to purchase up to 150,000 shares of Common Stock exercisable within 60 days of April 15, 2004.

(4)	Includes options to purchase up to 66,109 shares of Common Stock exercisable within 60 days of April 15, 2004.

(5)	Includes warrants to purchase up to 66,660 shares of Common Stock exercisable within 60 days of April 15, 2004.

(6)	Includes options to purchase up to 31,665 shares of Common Stock exercisable within 60 days of April 15, 2004.

(7)	Includes options to purchase up to 50,000 shares of Common Stock exercisable within 60 days of April 15, 2004.

(8)	Includes options to purchase up to 15,000 shares of Common Stock exercisable within 60 days of April 15, 2004.

(9)	The primary beneficiaries of the Greenblatt Trust are three hospitals and Leona Ledbedder.

(10)	Includes warrants to purchase 12,336 shares of Common Stock of the Company held by Millennium 2001 Trust, which has common beneficiaries as the Redd 1996 Trust. The Redd 1996 Trust and the Millennium 2001 Trust are hereinafter referred to collectively as the “Redd 1996 Trust.” The beneficiary of the Redd 1996 Trust is Tammy Redd.

(11)	The holders of the Company’s preferred stock are entitled to convert their preferred stock into common stock at a ratio of $6.08 for one share of common stock. If all of the preferred stockholders were to convert into common stock, the Redd 1996 Trust would own approximately 12.3% of the total issued and outstanding shares and the Bernard Greenblatt Trust would own approximately 5.5%. In addition, the beneficial ownership of the following stockholders would be reduced as follows: Michael Shustek 58.7%, Ira Levine 2.5%, Peggy Shustek 1.6%, Lance Bradford 1.4%, and all directors and executive officers as a group 61.5%.

(12)	Includes options and warrants to purchase up to 2,379,434 shares of Common Stock exercisable within 60 days of April 15, 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The information contained in this report is not to be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Vestin Group, Inc. (the “Company”) administers the compensation program for the Company’s executive officers. The role of the Committee, which is comprised of three outside non-employee directors, is to review and recommend or approve the base salaries, bonuses and other cash compensation of the executive officers. The Committee also administers the Company’s 2000 Stock Option Plan (the “2000 Plan”) with respect to all executive officers and has the exclusive authority to make option grants to them under the 2000 Plan.

     The Company’s executive compensation program utilizes a combination of Company performance, individual performance and increases in stockholder value over time as determinants of executive pay levels. These principles are intended to motivate executive officers to improve the financial position of the Company, to hold executives accountable for the performance of the organizations for which they are responsible, to attract key executives into the service of the Company and to create value for the Company’s stockholders. The compensation for executive officers is based on two elements: cash compensation and equity-based compensation.

Cash Compensation

     The Committee administers the Company’s executive compensation programs to ensure that the total cash compensation paid to executive officers and senior management remains at a competitive level to enable the Company to attract and retain management personnel with the talents and skills required to meet the challenges of a competitive industry. Each executive officer’s base salary may be adjusted each year on the basis of (i) the Committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company’s performance and profitability may also be a factor in determining the base salaries of executive officers. The compensation of executive officers is expected to be reviewed annually by the Committee.

     The Committee does not rely on any external compensation surveys in setting the cash compensation of the executive officers and does not attempt to target their cash compensation at any specific percentile of the levels of compensation in effect for other executives in comparable positions in the industry.

Equity-Based Compensation

     The Committee believes that stock option grants under the 2000 Plan serve to align the interests of an executive officer with those of the Company’s stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share over a specified period of time up to ten years, unless sooner terminated in accordance with the provisions of the 2000 Plan. Each option generally becomes exercisable in a series of equal installments over a specified period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. Other factors include the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

Compensation of the Chief Executive Officer

     The base salary of Michael Shustek, our Chairman, Chief Executive Officer and President, is determined pursuant to the employment agreement between Mr. Shustek and the Company. The terms of his employment agreement were negotiated in 1999 between Mr. Shustek and the Company’s Board of Directors. The employment agreement is intended to provide the Company and Mr. Shustek with a level of stability and certainty each year regarding the compensation of the Company’s most senior officer. The employment agreement also provides for an annual grant to Mr. Shustek of warrants to purchase an aggregate of 500,000 shares of Vestin Group common stock. Pursuant to the terms of the employment agreement, the warrants granted in 2003 have a weighted-average exercise price of $2.03 per share. The Company emerged stronger from a difficult year as a result of Mr. Shustek’s efforts including his cost cutting measures and rightsizing of the Company. Accordingly, the Committee determined that based on his performance Mr. Shustek should receive a cash bonus in the amount of $305,000.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation, whether payable in cash or stock, exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to the Company’s executive officers for the 2003 fiscal year did not exceed the $1 million limit per officer, and the Committee does not anticipate that any non-performance-based compensation payable in cash to the executive officers for the 2004 fiscal year will exceed that limit. Accordingly, the Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers but will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level. The 2000 Plan has been structured so that any compensation deemed paid by the Company in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1 million limitation on deductibility provided that the option grants are approved by a committee comprised exclusively of two or more “outside directors” as required by Section 162(m).

Submitted by the Compensation Committee of the Board of Directors, Robert J. Aalberts, Chairman David Chavez Roland M. Sansone

AUDIT COMMITTEE REPORT

     The following is the report of the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Vestin Group, Inc. (the “Company”) with respect to the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2003, which include the consolidated balance sheets of the Company as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2003, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review with Management

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Accountants

     The Audit Committee has discussed with Moore Stephens Wurth Frazer and Torbet, LLP, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

     The Audit Committee has also received written disclosures and the letter from Moore Stephens Wurth Frazer and Torbet, LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with Moore Stephens Wurth Frazer and Torbet, LLP its independence from the Company.

Conclusion

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2003.

Submitted by the Audit Committee of the Board of Directors, David Chavez , Chairman Robert J. Aalberts Roland Sansone

CERTAIN TRANSACTIONS

We have entered into a number of transactions with our principal stockholder and other related parties. Such transactions fall into the following categories:

1. Transactions with the Funds

On July 2, 2001, Vestin Mortgage brokered a loan to Arroyo Heights for $10,000,000. The loan was funded by Vestin Fund I, LLC (“Fund I”) and Vestin Fund II, LLC (“Fund II”) and was guaranteed by three guarantors. Subsequently, Arroyo Heights defaulted on the loan, and Fund I and Fund II foreclosed and took title to the collateral. Based on an appraisal at the conclusion of the foreclosure, Fund I and Fund II determined that there was a $4.8 million shortfall between the carrying amount of the loan and the value of the collateral. Fund I and Fund II filed litigation to recover the shortfall from the individual guarantors. Vestin Mortgage purchased the rights to collect the proceeds of the guarantee from Fund I and Fund II on December 31, 2002 in exchange for investments in mortgage loans on real estate valued at $4.8 million. Vestin Mortgage did not recognize any gain or loss on the sale to Fund I and Fund II. Vestin Mortgage entered into a settlement of the Arroyo Heights matter in February 2004. Vestin Mortgage expects that the settlement will result in the recognition of income of approximately $5.2 million as it related to the previously recorded $4.8 million reserve to cover the shortfall.

For the years ended December 31, 2003 and 2002, we recorded revenues of approximately $85,000 and $30,000, respectively, from our investment in Fund I as a result of distributions declared during those periods. Vestin Mortgage, as the Manager, is entitled to a monthly management fee of up to 0.25% of the aggregate capital contributions to Fund I. During the years ended December 31, 2003 and 2002, Vestin Mortgage recorded management fees from Fund I of approximately $254,000 and $249,000, respectively.

For the years ended December 31, 2003 and 2002, we recorded revenues of approximately $102,000 and $30,000, respectively, from our investment in Fund II as a result of distributions declared during those periods. Vestin Mortgage, as the Manager, is entitled to a monthly management fee of up to 0.25% of the aggregate capital contributions to Fund II. During the years ended December 31, 2003 and 2002, Vestin Mortgage recorded management fees from Fund II of approximately $953,000 and $586,000, respectively.

As of December 31, 2003, Vestin Mortgage had an investment in Fund III of approximately $0.7 million, which consists of certain costs paid on behalf of Vestin Fund III, LLC (“Fund III”) related to the registration and start-up costs. As of February 12, 2004, Fund III raised the required $10,000,000 to break escrow and commence operations. Such costs will be converted into membership units at a conversion price of $10 per unit once Fund III receives sufficient gross proceeds to ensure that such costs do not exceed 2% of the gross proceeds received by Fund III. As of December 31, 2003, if the investment were converted into units, Vestin Mortgage would have received 67,309 units in Fund III related to this investment.

During the year ended December 31, 2003, we elected to contribute capital of $1.6 million to Fund I in the form of an interest-bearing amortizing note of $723,763 and the forgiveness of an obligation due from Fund I in the amount of $876,237. We did not receive any additional units in Fund I in consideration of the capital contribution. The capital contribution increased the existing members’ capital accounts in Fund I to approximately $10 per unit. The amount of the contribution was charged to current operating results during the year ended December 31, 2003, as we did not receive additional units for the contribution. The note was paid in full as of December 31, 2003.

During the year ended December 31, 2003, we purchased real estate held for sale of $1.1 million from Vestin Fund I. No gain or loss was recorded by Fund I on this sale.

During the year ended December 31, 2003, we sold $9.3 million in loans to Fund II pursuant to the terms of the Operating Agreement of the Funds which permits the Funds to acquire loans from us if the loans were acquired to facilitate their acquisition by the Funds and provided that the price paid is no greater than our cost. During the year ended December 31, 2003, we also purchased $2.0 million in loans from Fund II. No gain or loss was recorded on these transactions as it is not our intent to make a profit on the purchase or sale of such investments. The purpose is to either free up capital to make new investments or place excess capital in investments to provide a return on investment.

2. Transactions with Officers and Directors and their Affiliates

In 2000, we loaned Donovan Jacobs, an employee, approximately $251,000 to enable him to operate, develop and grow a California real estate loan fund. We do not have any affiliations with the California real estate loan fund. The loan is unsecured but is a full recourse loan to Mr. Jacobs. The interest rate of 10% is payable on a semi-annual basis and the principal is due on the maturity date of April 19, 2004. As of December 31, 2003, the balance on this note was $87,964.

At December 31, 2001, we had approximately $352,000 due from Mr. Shustek, our majority stockholder and Chief Executive Officer. These balances bore no interest and were due on demand. Such indebtedness was incurred prior to our becoming a public company when we advanced to Mr. Shustek funds necessary to enable him to pay taxes on undistributed S corporation income. The largest amount outstanding on such indebtedness during 2002 was $352,000. As of May 10, 2002, such indebtedness was paid in full by Mr. Shustek.

During the year ended December 31, 2003, Vestin Mortgage has approximately $694,000 due from Mr. Shustek related to various advances and legal costs paid by Vestin Mortgage on his behalf. During December 2003, Mr. Shustek repaid the entire balance through the assignment of collateralized mortgage obligations totaling $325,375 and the relief of $368,273 in debt owed to a company wholly owned by Mr. Shustek.

We had an investment in the amount of $84,500 in a mortgage loan to Del Mar Mortgage, Inc., which is 100% owned by our Chief Executive Officer. During December 2002, a sale of the property securing the investment was consummated. As of December 31, 2002, we recorded a receivable for the proceeds of the loan payoff which was fully collected in January 2003. We have not made, and do not contemplate making, any investments in Del Mar Mortgage, Inc.

Our Chief Financial Officer and Tax Manager are equity owners in L.L. Bradford & Company, LLC, Certified Public Accounting firm (“L.L. Bradford”). For the years ended December 31, 2003 and 2002, approximately $228,000 and $150,000, respectively, was paid to L.L. Bradford for services including assistance in the preparation of our financial reports as well as other bookkeeping and consulting services.

For the years ended December 31, 2003 and 2002, we paid approximately $128,000 and $91,000, respectively, to a partnership owned by our Chief Financial Officer for reimbursements of fixed asset purchases paid on our behalf.

We had an investment in Prepaid Advisors.com, a financial services start-up company, of $453,500 recorded at cost as of December 31, 2001. Our President previously had a controlling equity interest in Prepaid Advisors.com and was Chairman of the company’s board. We sold our investment in Prepaid Advisors.com in the last quarter of 2002 and recorded a loss of $253,500.

We had an investment in an Internet credit reporting start-up company of $150,000 recorded at cost as of December 31, 2001. The President of Creditmart.com is a stockholder and former director of the Company. We wrote off the investment in June 2002.

At December 31, 2001 and 2002 we had an investment of $69,310 in a mortgage loan to an entity that is 100% owned by our Chief Executive Officer. The note had a face value of $669,310, with interest at 13.5% and matured in January 2003. The remaining portion of the loan amount totaling $600,000 was funded by another entity 100% owned by our Chief Executive Officer. At December 31, 2001 and 2002, the note was delinquent more than 90 days with respect to interest payments. The note was paid in full in January 2003.

Amounts due from inVestin Nevada, Inc. (“inVestin Nevada”) totaling $161,481 relate to management fees earned by Vestin Mortgage. Such amounts bear no interest and are due on demand. In October 2002, inVestin Nevada, a corporation wholly-owned by our Chief Executive Officer was created as an additional funding source for us that will seek to raise $100,000,000 through the sale of subordinated notes to Nevada residents. Vestin Mortgage has entered into an agreement to provide management services to inVestin Nevada whereby Vestin Mortgage will receive a monthly management fee equal to the first four percent (4%) of revenues earned by inVestin Nevada above the average aggregate interest paid to the debenture holders. During the year ended December 31, 2003, Vestin Mortgage earned approximately $161,000 relating to the agreement. During March 2004, this balance was paid off in full.

During the year ended December 31, 2003, we purchased $0.7 million in loans from inVestin Nevada. We also sold $0.7 million in loans to inVestin Nevada for same period.

During the years ended December 31, 2003 and 2002, we paid $755,222 and $509,283, respectively, for legal fees to a law firm in which the Secretary of the Company has an equity ownership interest.

During the year ended December 31, 2003, we paid approximately $1,017,000 to C5, LLC, a company wholly owned by our Chief Executive Officer, pursuant to an Aircraft Usage Agreement. The agreement allows us to use an airplane on a preferred basis over any other proposed user. We are required to pay a monthly fee based on an hourly rate of $3,000 per hour for the first 10 hours and $2,500 per hour for each hour thereafter. We are required to make a minimum monthly payment equivalent to 16 hours of usage ($45,000). The terms of the agreement were approved by our Board of Directors. We believe based upon a review of aircraft rental rates that the terms of the Aircraft Usage Agreement are fair and reasonable to us.

During 2003, we paid approximately $28,000 King Air, LLC, a company owned jointly by our Chief Executive Officer and one of our stockholders related to the use of an airplane for company travel.

OTHER MATTERS

     Our Board of Directors knows of no other business that will be presented at the 2004 Annual Meeting. If any other business is properly brought before the 2004 Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board of Directors. If no recommendation is made by the Board of Directors the proxy holder will vote your shares in its own discretion. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy or the vote by telephoned.

     It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope or vote by telephone in accordance with the instructions accompanying the proxy card.

     A copy of our Annual Report on Form 10-KSB/A (the “Annual Report”) for the year ended December 31, 2003 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at this Annual Meeting. This Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

     We have filed an Annual Report on Form 10-KSB/A for the year ended December 31, 2003 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-KSB/A by writing Ira S. Levine, Secretary, Vestin Group, Inc., 2901 El Camino Avenue, Las Vegas, Nevada 89102.

By Order of the Board of Directors,

Michael V. Shustek
Chairman of the Board of Directors, Chief Executive Officer and President

Dated: June    , 2004
Las Vegas, Nevada

EXHIBIT A

CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION
OF
VESTIN GROUP, INC.,
a Delaware corporation

June __, 2004

     VESTIN GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

     THIRD: The Certificate of Incorporation is hereby amended by adding the following paragraph at the end of the first paragraph of Article Four of the Certificate of Incorporation:

“Effective immediately upon the filing (the “Effective Time”) of this Certificate of Amendment of Certificate of Incorporation of the Corporation, there shall occur a one for two reverse split of the Common Stock of the Corporation without further action by the Corporation or any of the stockholders thereof, pursuant to which each two (2) outstanding shares of Common Stock shall be converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued upon the Reverse Stock Split. In lieu of any fractional shares to which the holder would otherwise be entitled (after aggregating all such shares of capital stock to which such holder is entitled), the Corporation shall pay such holder such amount in cash as such fractional share represents based on the fair market value of the Common Stock as of the Effective Date. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of this Certificate of Amendment of Certificate of Incorporation shall represent such number of new shares as split and converted following the filing hereof. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of new shares to which such holder shall be entitled as aforesaid.”

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized as of the date first set forth above.

By:
Michael V. Shustek,
Chief Executive Officer and President

VESTIN GROUP, INC.
PROXY

Annual Meeting of Stockholders, June 22, 2004

This Proxy is Solicited on Behalf of the Board of Directors of
VESTIN GROUP, INC.

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 22, 2004 and the Proxy Statement and appoints Michael V. Shustek and Lance K. Bradford, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Vestin Group, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Palace Station Hotel and Casino, 2411 W. Sahara Ave., Las Vegas, Nevada 89102 on Tuesday, June 22, 2004 at 3:00 p.m. Pacific Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Please detach and return in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” EACH OF THE OTHER LISTED PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect five directors of the Company to serve until the 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

NOMINEES

☐	FOR ALL NOMINEES	¡	Michael V. Shustek

		¡	Lance K. Bradford

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Robert J. Aalberts
		¡	David Chavez

		¡	Roland M. Sansone

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.	To ratify the appointment of Moore Stephens Wurth Frazer and Torbet, LLP as independent auditors of the Company for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve the amendment to the Certificate of Incorporation to effect a reverse stock split.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

This proxy, when properly executed, will be vote as specified above. If no specification is made, this Proxy will be voted “FOR” the election of the directors listed at left and “For” the other listed proposals.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

To change your address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

Please check here if you plan to attend the meeting. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.